Exhibit 99.1

JACKSONVILLE BANCORP ANNOUNCES
RESTRUCTURING

JACKSONVILLE, FLA., May 15, 2014/ -- Jacksonville Bancorp, Inc. (the “Company”) (NASDAQ: JAXB), holding company for The Jacksonville Bank (the “Bank”), today announced a reduction in workforce of 16 positions in the Bank, or approximately 16% of the workforce.  This action is occurring in order to better align the Company’s and the Bank’s processes and procedures with the best industry practices and standards.

Affected employees are being provided comprehensive severance packages, which are expected to be paid in the third quarter.  Senior managers have implemented plans for all affected departments to guarantee that business operations remain uninterrupted and that the level of customer service is continued.

Kendall L. Spencer, President and CEO of the Company, stated, “This reorganization will allow us to better leverage and align the strengths and diversity of our entire Company. We remain committed to becoming a high performing community bank and will continue to provide the exceptional service and array of products our customers have come to enjoy and expect.”

The restructuring does not affect executive officers or directors of the Company, nor will it impact the number of branch locations currently operated.  “We are confident that the new staffing structure will put us in a better position to deliver shareholder value while continuing to give our customers the service they deserve,” Spencer went on to say.

The Company
Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $496.8 million in assets and eight full-service branches in Jacksonville and Jacksonville Beach, Duval County, Florida, as well as its virtual branch.  The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in the greater Jacksonville area of Northeast Florida.  More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties.  The risks, uncertainties and factors affecting actual results include but are not limited to: our ability to dispose of substandard assets and the disposition prices thereof; economic and political conditions, especially in North Florida; real estate prices and sales in the Company’s markets; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; efforts to increase our capital and reduce our nonperforming assets; and technological changes.  The Company’s actual results may differ significantly from the results discussed in forward-looking statements.  Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated herein by reference.

Contact Valerie Kendall at 904-421-3051 for additional information.